September 25, 2017

RAVE Restaurant Group, Inc. Reports Fourth Quarter and

Fiscal Year 2017 Financial Results

Fourth Quarter Net Loss Improves & Pizza Inn Sees Annual Comparable Sales Growth

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the fourth quarter and fiscal year ended June 25, 2017.

Fourth Quarter Highlights:

•	Total consolidated revenue decreased 14.2% to $13.3 million compared to $15.5 million in the fourth quarter of fiscal 2016.
•	Pie Five comparable store retail sales decreased 16.2% from the same period of the prior year.
•	Pie Five system-wide total retail sales decreased 9.5%, and average weekly sales decreased 7.3%, year over year.
•	Pizza Inn domestic comparable store retail sales increased 0.2% from the same period of the prior year, while total domestic franchise retail sales decreased by 0.3%.
•	Net loss of $1.1 million was $1.2 million less than the same quarter of the prior year primarily due to closure of underperforming company restaurants, decreased impairment of long-lived assets and other lease charges, and decreased loss on sale of assets.
•	Adjusted EBITDA was negative $0.5 million compared to negative $0.4 million in the same quarter of the prior year.

Annual Highlights:

•	Total consolidated revenue decreased 4.7% to $57.1 million compared to fiscal 2016.
•	Pie Five comparable store retail sales decreased 16.0% from the prior year.
•	Pie Five system-wide total retail sales increased 7.2%, and average weekly sales decreased 13.5%, year over year.
•	Pizza Inn domestic comparable store retail sales increased 0.1% from the prior year, while total domestic retail sales decreased by 0.2%.
•	Net loss of $12.5 million was $3.6 million greater than prior year primarily due to $5.9 million of impairment charges and lease termination expenses.
•	Adjusted EBITDA decreased by $2.6 million over prior year to negative $2.7 million.
•	Net decrease of 4 Pie Five restaurants during the year bringing the total Pie Five restaurants open at the end of the fiscal year to 84.
•	Pie Five signed 7 new development agreements with commitments to build up to 27 restaurants in 6 states in addition to non-traditional outlets.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its fourth quarter and fiscal year ended June 25, 2017. The Company’s net loss of $1.1 million in the fourth quarter was $1.2 million less than the comparable period in the prior fiscal year primarily due to closure of underperforming company restaurants, decreased impairment of long-lived assets and other lease charges, and decreased loss on sale of assets. Similarly, net loss of $12.5 million was $3.6 million greater than prior year primarily due to $5.9 million of impairment charges and lease termination expenses. Adjusted EBITDA decreased by $2.6 million over prior year to negative $2.7 million.

 “We are optimistic about Rave’s strategic direction,” said Scott Crane, Chief Executive Officer for Rave Restaurant Group, Inc. “Our leadership team has moved swiftly to address sales declines and improve profitability in all areas of our business. We’ve made excellent progress in cleaning up the balance sheet and making adjustments in underperforming markets. We also recently completed a $5 million rights offering that strengthens our shareholder equity.”

Fourth Quarter Fiscal 2017 Operating Results

Total revenues for the fourth quarter of fiscal 2017 and the comparable prior year quarter were $13.3 million and $15.5 million, respectively, a decrease of 14.2% year over year. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened. Pizza Inn domestic comparable store retail sales increased 0.2% from the same period in the prior year.

For Pie Five, system-wide retail sales decreased 9.5% for the fourth quarter of fiscal 2017 when compared to the same period in the prior year driven by a 2.3% decrease in average units open and a 7.3% decrease in the system-wide average weekly sales. The decrease in average weekly sales was due to challenging economic conditions in the restaurant industry. Comparable store retail sales decreased by 16.2% for the most recent fiscal quarter compared to the same period in the prior year.

“We’ve now seen a full year of positive same store sales for Pizza Inn,” said Crane. “Our Pizza Inn team has worked closely with franchise leadership to formulate a plan that is generating improved performance.  We are seeing activity that suggests these improved sales will begin translating into both facility upgrades and new store development. Also, our team has outlined additional areas where we see growth potential for both concepts and we are building momentum behind these initiatives.”

Fiscal Year 2017 Operating Results

Total revenues for the fiscal year 2017 and the comparable prior year were $57.1 million and $60.0 million, respectively, a decrease of 4.7% year over year. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened. Pizza Inn domestic comparable store retail sales increased 0.1% from the prior year.

 For Pie Five, system-wide retail sales increased 7.2% for fiscal 2017 when compared to the prior year, driven by a 23.3% increase in average units open and a 13.5% decrease in the system-wide average weekly sales. The decrease in average weekly sales was due to weaker sales in non-core markets and challenging economic conditions in the restaurant industry. Comparable store retail sales decreased by 16.0% compared to the prior year.

“Pie Five has been challenged by a rapidly evolving consumer landscape that is confronting much of the restaurant industry,” said Crane. “We’ve been encouraged by the continued franchise interest, new restaurant openings and consumer support for our new initiatives. Just last month, we introduced a new Pie Five prototype in Plano, Texas. The next-generation design also offers wine by the bottle and glass and craft beer on tap. Our new restaurant prototype provides another opportunity for our brand to grow.”

“We are also creating additional channels for guests to order from Pie Five,” said Crane. “Consumer research showed that our guests would frequent Pie Five more often if we offered delivery and online ordering. We began rolling out delivery earlier this year and approximately 30% of Pie Five locations now offer the service. We plan to deliver from 100% of our locations by mid-year 2018.”

Development Review

In the fourth quarter of fiscal 2017, a net five new Pie Five franchise restaurants were added while company restaurants decreased by seven, bringing the fiscal year-end total unit count to 84 Pie Five restaurants in 19 states. So far in the current first fiscal quarter, the company opened one restaurant while franchisees have opened two new restaurants and the Company signed two new franchise development agreements in DFW and Pakistan for up to 57 additional Pie Five restaurants. At fiscal year-end the Company had franchise restaurant development commitments for up to an additional 174 Pie Five restaurants.

"Pie Five just announced a franchise development deal for at least 40 international locations," said Crane. “Our new international partners have already built a very successful global and domestic restaurant organization. We are also actively pursuing other international deals.”

Pizza Inn opened eight new restaurants during the year while closing nine restaurants domestically and none internationally, ending the fiscal year at 221 total Pizza Inn Company-owned and franchised restaurants worldwide.

“Pizza Inn is seeing double digit growth overseas,” said Crane. “We’ve been buoyed by the renewed energy for Pizza Inn both internationally and domestically.”

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. Central time today to discuss these results. Details of the conference call are as follows:

Date:	Monday, September 25, 2017
Time:	5:00 p.m. Central time
Dial-In #:	1-877-870-4263 U.S. & Canada
1-412-317-0790 International

Alternatively, the conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance. These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, costs related to impairment, non-operating store costs and discontinued operations. A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made to order pizzas made in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:

Investor Relations

RAVE Restaurant Group, Inc.

469-384-5000

RAVE RESTAURANT GROUP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended
	June 25,	June 26,
	2017	2016

REVENUES:	$ 57,113	$ 59,953

COSTS AND EXPENSES:
Cost of sales	50,252	52,355
General and administrative expenses	7,710	7,109
Franchise expenses	3,896	3,636
Pre-opening expenses	162	883
Loss on sale of assets	882	-
Impairment of long-lived assets and other lease charges (See Note A)	5,877	1,698
Bad debt	342	101
Interest expense	106	4
	69,227	65,786

LOSS FROM CONTINUING
OPERATIONS BEFORE TAXES	(12,114)	(5,833)

Income tax expense	53	2,654

LOSS FROM
CONTINUING OPERATIONS	(12,167)	(8,487)

Loss from discontinued operations, net of taxes	(324)	(399)

NET LOSS	$ (12,491)	$ (8,886)

LOSS PER SHARE OF COMMON
STOCK - BASIC:
Loss from continuing operations	$ (1.15)	$ (0.82)
Loss from discontinued operations	$ (0.03)	$ (0.04)
Net loss	$ (1.18)	$ (0.86)

LOSS PER SHARE OF COMMON
STOCK - DILUTED:
Loss from continuing operations	$ (1.15)	$ (0.82)
Loss from discontinued operations	$ (0.03)	$ (0.04)
Net loss	$ (1.18)	$ (0.86)

Weighted average common
shares outstanding - basic	10,617	10,317

Weighted average common
shares outstanding - diluted	10,617	10,317

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 25,	June 26,
ASSETS	2017	2016

CURRENT ASSETS
Cash and cash equivalents	$451	$873
Accounts receivable, less allowance for doubtful
accounts of $249 and $198, respectively	2,761	2,780
Notes receivable	675	167
Inventories	79	197
Income tax receivable	194	194
Property held for sale	671	-
Prepaid expenses and other	295	430
Total current assets	5,126	4,641

LONG-TERM ASSETS
Property, plant and equipment, net	3,808	12,979
Long-term notes receivable	127	382
Deposits and other, net	485	503
Total assets	$9,546	$18,505
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable - trade	$4,165	$3,815
Short-term debt	1,000	-
Accrued expenses	1,265	1,220
Deferred rent	101	160
Deferred revenues	212	304
Total current liabilities	6,743	5,499

LONG-TERM LIABILITIES
Convertible notes	2,749	-
Deferred rent, net of current portion	655	1,710
Deferred revenues, net of current portion	1,425	1,440
Other long-term liabilities	53	453
Total liabilities	11,625	9,102

COMMITMENTS AND CONTINGENCIES (See Notes F and J)

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,786,049 and 17,460,951 shares, respectively;
outstanding 10,666,649 and 10,341,551 shares, respectively	178	175
Additional paid-in capital	26,784	25,778
Retained earnings (accumulated deficit)	(4,405)	8,086
Treasury stock at cost
7,119,400 shares	(24,636)	(24,636)
Total shareholders' equity (deficit)	(2,079)	9,403
Total liabilities and shareholders' equity (deficit)	$9,546	$18,505

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	June 25,	June 26,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (12,491)	$ (8,886)
Adjustments to reconcile net loss to cash
provided (used) by operating activities:
Impairment of fixed assets and other assets	4,773	1,698
Stock compensation expense	58	213
Deferred income taxes	-	2,593
Depreciation and amortization	2,456	2,722
Loss on the sale of assets	882	432
Provision for bad debt	342	101
Changes in operating assets and liabilities:
Notes and accounts receivable	(576)	(44)
Inventories	118	(17)
Income tax receivable	-	492
Prepaid expenses, deposits and other, net	116	419
Deferred revenue	(107)	195
Accounts payable - trade	350	940
Accrued expenses, deferred rent and other	(1,469)	1,088
Cash provided (used) by operating activities	(5,548)	1,946

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	999	444
Capital expenditures	(573)	(8,110)
Cash provided (used) by investing activities	426	(7,666)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net change in short-term debt	1,000	-
Proceeds from sale of stock	-	764
Proceeds from issuance of convertible notes	2,894	-
Proceeds from exercise of stock options	806	102

Cash provided by financing activities	4,700	866

Net decrease in cash and cash equivalents	(422)	(4,854)
Cash and cash equivalents, beginning of year	873	5,727
Cash and cash equivalents, end of year	$ 451	$ 873

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$ 25	$ 4
Income taxes	$ 29	$ -

RAVE RESTAURANT GROUP, INC.

ADJUSTED EBITDA

(In thousands)

	Fiscal Year Ended
	June 25,	June 26,
	2017	2016
Net loss	$ (12,491)	$ (8,886)
Interest expense	106	4
Income taxes	53	2,654
Depreciation and amortization	2,456	2,722
EBITDA	$ (9,876)	$ (3,506)
Stock compensation expense	58	213
Pre-opening costs	162	883
Loss on sale/disposal of assets	882	-
Impairment charges, non-operating store costs and discontinued operations	6,104	2,308
Adjusted EBITDA	$ (2,670)	$ (102)